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                                                                     EXHIBIT 3.5

                             AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                       CENCOM CABLE ENTERTAINMENT, INC.

     Cencom Cable Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1.   The name of the Corporation is Cencom Cable Entertainment, Inc.

     2. The original Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware on May 3, 1982.

     3. This amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation heretofore amended and restated and has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation, as amended and restated, shall read in full as follows:

     1.   The name of the Corporation is Cencom Cable Entertainment, Inc.

     2. The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     4. The total number of shares which the Corporation shall have authority to issue is Three Hundred Thousand (300,000) shares of Common Stock with a par value of One Dollar ($1.00) per share, amounting in the aggregate to Three Hundred Thousand Dollars $300,000.00.

     5.   The Corporation is to have perpetual existence.

     6. The number of directors which shall constitute the whole Board of Directors shall be fixed by and in the manner provided in the Bylaws of the Corporation.

     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.
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     8.   Election of directors at an annual or special meeting of the stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     9. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Section 9 shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification.

     10. The Corporation shall, to the fullest extent now or hereafter permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     11. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, said Cencom Cable Entertainment, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Theodore W. Browne, II, its Executive Vice President, and attested by Marcy Lifton, its Assistant Secretary, this 11th day of April, 1996.


                                   CENCOM CABLE ENTERTAINMENT, INC.


ATTEST:                            By: /s/ Theodore W. Browne, II
                                       -----------------------------------
                                       Theodore W. Browne, II


/s/ Marcy Lifton
---------------------------------
Marcy Lifton, Assistant Secretary

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